As filed with the Securities and Exchange Commission on November 16, 2005

Registration No. 333-129208

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

Form F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Actions Semiconductor Co., Ltd.

(Exact name of Registrant as specified in its charter)

Cayman Islands	3674	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

15-1, No. 1 HIT Road

Tangjia, Zhuhai

Guangdong, 519085

The People’s Republic of China

(86-756) 339-2353

(Address, including zip code, and telephone number, including area code,

of Registrant’s principal executive offices)

Corporation Service Company

1133 Avenue of the Americas

Suite 3100

New York, NY 10036

(212) 299-5600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen Peepels, Esq. Jones Day 31/F, Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong (852) 2526-6895	Jon L Christianson Gregory G. H. Miao Skadden, Arps, Slate, Meagher & Flom LLP 30/F, Tower Two, Lippo Centre 89 Queensway Hong Kong (852) 2820-0700	Gregory C. Smith Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1100 Palo Alto, California 94310 (650) 470-4500

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)		Amount of registration fee
Ordinary shares, par value US$0.000001 per share(3)	US$	225 million	US$	26,483	(4)

(1)	Includes an aggregate of 11,700,000 ordinary shares that the underwriters have the option to purchase to cover over-allotments, if any. Also includes shares initially offered and sold outside of the United States that may be resold from time to time in the United States. These ordinary shares are not being registered for the purpose of sales outside the United States.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the U.S. Securities Act of 1933.
(3)	American depositary shares evidenced by American depositary receipts issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6. Each American depositary share represents six ordinary shares.
(4)	Registrant paid the registration fee in full on October 24, 2005.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own wilful neglect or default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.    Recent Sales of Unregistered Securities

On August 17, 2005, we issued 480 million ordinary shares in exchange for the 3 million outstanding ordinary shares of Actions Semiconductors (Mauritius) held on that date by 25 shareholders. The 25 shareholders of Actions Semiconductor (Mauritius) became the owners of 100% of the outstanding shares of Actions Semiconductor Cayman Islands in proportion to their interests in Actions Semiconductor (Mauritius), and we became the owner of 100% of the share capital of Actions Semiconductor (Mauritius).

Item 8.    Exhibits and Financial Statement Schedules

(a)  Exhibits

The following exhibits are filed herewith or incorporated by reference in this prospectus:

EXHIBIT INDEX

Exhibit No.	Document
1.1	Form of Underwriting Agreement*

3.1	Form of Memorandum and Articles of Association of the Registrant#

4.1	Specimen Share Certificate of the Registrant#

4.2	Form of Deposit Agreement among the Registrant, JPMorgan Chase Bank, as depositary, and owners and beneficial owners of the American Depositary Shares issued thereunder, including the form of American depositary receipt#

5.1	Opinion of Maples and Calder, Cayman Islands counsel to the Registrant, regarding the validity of the ordinary shares*

8.1	U.S. tax opinion of Jones Day*

8.2	Cayman Islands tax opinion of Maples and Calder (included in Exhibit 5.1)*

10.1	Shareholders Agreement by and among the Registrant and certain of its shareholders#

10.2	Share Purchase Agreement by and among the Registrant and certain of its shareholders#

21.1	Subsidiaries of the Registrant#

23.1	Consent of Deloitte Touche Tohmatsu CPA Ltd.#

23.2	Consent of Maples and Calder (included in Exhibit 5.1)*

23.3	Consent of Zhong Lun Law Firm*

23.4	Consent of Jones Day (included in Exhibit 8.1)*

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Exhibit No.	Document

24.1	Power of Attorney (contained in the signature pages of the Registration Statement)#

*	Filed herewith.
#	Previously filed.

(b)  Financial Statement Schedules

None

Item 9.    Undertakings

(1)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2)	Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the U.S. Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the U.S. Securities Act of 1933 and will be governed by the final adjudication of such issue.

The registrant hereby undertakes that:

(1)	For purposes of determining any liability under the U.S. Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the U.S. Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the U.S. Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Zhuhai, People’s Republic of China, on the sixteenth day of November, 2005.

ACTIONS SEMICONDUCTOR CO., LTD.

By:	/s/ Hsiang-Wei (David) Lee
Hsiang-Wei (David) Lee
Chief Financial Officer

Pursuant to the requirements of the U.S. Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

* Nan-Horng Yeh	Chief Executive Officer (principal executive officer)	November 16, 2005

/s/ Hsiang-Wei (David) Lee Hsiang-Wei (David) Lee	Chief Financial Officer (principal financial and accounting officer)	November 16, 2005

* Byung-Jin (Peter) Kang	Director	November 16, 2005

* Tzu-Yin Chiu	Director	November 16, 2005

* Hui-Dong (Terry) Tien	Director	November 16, 2005

* Yu-Hsin Casper Lin	Director	November 16, 2005

* Shao Chuan (Shawn) Li	Director	November 16, 2005

* Paul Hsiao	Director	November 16, 2005

* Donald J. Puglisi Title:Managing Director Puglisi& Associates	Authorized Representative in the United States	November 16, 2005

*By: /s/ Hsiang-Wei (David) Lee Hsiang-Wei (David) Lee Pursuant to Powers of Attorney previously filed with the Securities and Exchange Commission

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